Tidal Trust III 485BPOS

Exhibit 99.(p)(xii)

Code of Ethics

September 17, 2024

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TABLE OF CONTENTS

Contents

INTRODUCTION	4
STANDARDS OF CONDUCT AND FIDUCIARY DUTY	5
GIFTS AND BUSINESS ENTERTAINMENT	6
INSIDER TRADING	7
1. Overview	7
2. Policy on Insider Trading	7
A. Who is an Insider?	8
B. What is Material Information?	8
C. What is Nonpublic Information?	9
D. Identifying Inside Information	9
CONFIDENTIAL INFORMATION	10
1. General	10
2. C&S Proprietary Information	11
3. Third Party Proprietary Information	11
4. Security of Confidential Personal Information	12
PERSONAL SECURITIES TRADING	12
1. Trading in General	12
2. Beneficial Ownership	12
3. Employee Trading	14
A. Initial & Annual Holdings Reports	14
B. Quarterly Transaction Reports	14
C. Restricted List	15
D. Pre-Trade Clearance of Transactions in Personal Accounts	16
E. Pre-Clearance Required for Participation in IPOs and Private or Limited Offerings	17
F. Black-out Period	17

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G. Option Transactions	18
REPORTING VIOLATIONS & WHISTLEBLOWER PROVISIONS	18
SERVICE ON BOARDS OF DIRECTORS AND OUTSIDE BUSINESS ACTIVITIES	18
Service on Boards	18
Outside Business Activities	19
Communications with the Media	19
OBILGATIONS OF REGISTERED REPRESENTATIVES OF ACA FORESIDE	20
INTERPRETATIONS AND EXCEPTIONS	21
CERTIFICATE OF RECEIPT AND COMPLIANCE	21
DEFINITIONS	22
APPENDIX I	25
APPENDIX II	27

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INTRODUCTION

As an investment advisor, Cannell & Spears (herein “C&S” “Firm” “We”) stands in a position of trust and confidence with respect to our clients. Accordingly, we have a fiduciary duty to place the interests of our clients before the interests of C&S and our Supervised Persons. [See Definition of Supervised Persons]

C&S expects each of its Supervised Persons to conduct him or herself with integrity, honesty, and professionalism. To provide general guidance to Supervised Persons, C&S requires each employee, officer, and representative to comply with the principles and standards of conduct contained in this Code of Ethics (“Code”), as revised from time to time. This Code supersedes any prior Codes or policies but should be read in conjunction with the Firm’s Policies and Procedures Manual. Any violation of this Code by any employee may result in disciplinary action, up to and including discharge.

Each Supervised Person is responsible for reading, understanding, and consenting to comply with the policies contained in this document. This Code will be reviewed on a periodic basis (at least annually) and any significant changes to either regulatory or Firm policies will result in the distribution of updates to the Code. Each employee must retain a copy of this Code. This document is the exclusive property of C&S and must be returned should your association with C&S terminate for any reason.

A written Code cannot answer all questions raised in the context of business relationships and the provisions of the Code are not all-inclusive. The provisions of this Code are intended to serve as a guide for Supervised Persons of C&S in their conduct. Thus, each Supervised Person is required to recognize and respond appropriately to specific situations as they arise. In those situations where a Supervised Person may be uncertain as to the intent or purpose of the Code, he or she is advised to consult with the Chief Compliance Officer (“CCO”), who may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of Supervised Persons.

These Appendices are expected to be completed online with MyRIACOMPLIANCE

Appendices: The following appendices are attached to this Code and are a part of this Code:
I. Form for the report of initial and annual personal securities holdings.
II. Form for the report of quarterly personal securities transactions.

A separate acknowledgment of receipt of this Code is included as an Appendix to C&S’s Policies and Procedures Manual. Each Supervised Person must complete this acknowledgment upon hiring.

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STANDARDS OF CONDUCT AND FIDUCIARY DUTY

This Code is based on the principle that you, as a Supervised Person of C&S, owe a fiduciary duty to Clients for which C&S serves as an advisor. Accordingly, you must avoid activities, interests, and relationships that might interfere or appear to interfere with making decisions in the best interests of our Clients.

This Code is intended to comply with the various provisions of the Investment Advisers Act of 1940 and also requires that all Supervised Persons comply with federal securities laws, including the Investment Advisers Act of 1940, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Pursuant to Section 206 of the Advisers Act, both C&S and its Supervised Persons are prohibited from engaging in fraudulent, deceptive, or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that C&S has an affirmative duty of utmost good faith to act solely in the best interests of our clients. In regard to responsibilities to retirement investors, C&S is also subject to the Department of Labor’s Prohibited Transactions Exemption 2020-02 (PTE2020-02) which requires us to act in the best interests of retirement investors.

At all times, you must place the interests of our Clients first. In other words, as a fiduciary, you must scrupulously avoid serving your own personal interests ahead of the interests of our Clients. You may not cause a Client to take action, or not to take action, for your personal benefit rather than the benefit of the Client.

1.	Duty of loyalty to clients. C&S and its Supervised Persons owe a duty of loyalty to Clients and to always act in utmost good faith, place our clients’ interests first and foremost and to make full and fair disclosure of all material facts including conflicts of interest and to never make misleading statements. Our Firm also has a duty to ensure that investment advice is suitable to meeting each client’s individual and unique goals and objectives, needs, and circumstances.

2.	Conduct all of your personal securities transactions in full compliance with this Code. You must not take any action in connection with your personal investments that could cause even the appearance of unfairness or impropriety. Accordingly, you must comply with the policies and procedures set forth in this Code. Doubtful situations should be resolved against your personal trading.

3.	Accept no more than reasonable compensation. C&S believes that fees for its services should be reasonable and commensurate with the level of service provided. Fee structures are available for reference in our Form ADV 2A.

4.	Avoid taking inappropriate advantage of your position. The receipt of investment opportunities, gifts, or gratuities from persons seeking business with C&S directly or on behalf of a Client could call into question the independence of your business judgment. Accordingly, you must comply with the policies and procedures set forth in this Code. Doubtful situations should be resolved against your personal interests.

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This Code is adopted pursuant to the requirements of Rule 204A-1 under the Investment Advisers Act of 1940 applicable to all registered investment advisors, and Section 204A of the Investment Advisers Act of 1940 that registered investment advisors adopt procedures reasonably designed to prevent the misuse of material, nonpublic information.

GIFTS AND BUSINESS ENTERTAINMENT

Supervised Persons should conduct themselves in such a manner as to avoid potentially embarrassing situations when giving or receiving gifts and/or business entertainment. Each individual should understand what constitutes an appropriate gift or entertainment as well as the bounds of law and reasonable propriety.

If Supervised Persons are offered gifts, gratuities, or other favors, they should simply ask themselves three questions:

●	(i) Is the giver attempting to influence my judgment?

●	(ii) Would an outsider think so?

●	(iii) If I accept this gift, will I feel indebted or obligated in some way to the giver?

By refusing inappropriate inducements of any kind, Supervised Persons will be preserving assets of far greater value: their good name, the reputation of C&S, and our clients’ financial welfare.

Supervised Persons shall not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, Supervised Persons shall not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the Firm or the Supervised Person.

No Supervised Person may receive any gift, service, or other thing of more than de minimis value from any person or entity that does business with or on behalf of the adviser without written pre-approval by the CCO. No Supervised Person may give or offer any gift of more than de minimis value to existing clients, prospective clients, or any entity that does business with or on behalf of the adviser without written pre-approval by the CCO. The annual receipt of gifts from the same source valued at $500 or less shall be considered de minimis. Additionally, the receipt of an occasional dinner, a ticket to a sporting event or the theater, or comparable entertainment also shall be considered to be of de minimis value if the person or entity providing the entertainment is present.

All gifts whether de minimis or not, given and received, must be reported and logged.

No Supervised Person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of the adviser.

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Bribes and kickbacks are criminal acts, strictly prohibited by law. Supervised Persons must not offer, give, solicit or receive any form of bribe or kickback.

Supervised Persons are prohibited from giving or providing any entertainment or gift, including a personal gift, to a government official or their families, or any official of a Public Fund without the express prior approval of the CCO.

INSIDER TRADING

These procedures are intended to prevent the use of material, nonpublic information by Supervised Persons and to prevent, detect, and correct any violations of the prohibition on insider trading. C&S strictly prohibits trading while in possession of material, nonpublic information, tipping of nonpublic information, and scalping by all Supervised Persons for their personal accounts or for Clients.

1.	Overview

Insider trading is based on a simple, well-established principle: if you receive material, nonpublic information about a public company from any source, you are prohibited from discussing or acting on that information.

Under the Advisers Act, the SEC may choose to take legal action against any person (or any person who controls or supervises such person) who trades while in possession of “material, nonpublic information” or who communicates or “tips” such information. Trading the securities of any company while in possession of material, nonpublic information about that company is generally prohibited by the securities laws of the United States and Firm policy. Under insider trading laws, a person or company that illegally trades in securities of a company while in possession of material, nonpublic information about that company may be subject to severe sanctions, including civil penalties, fines, and imprisonment.

The rules contained in this Code apply to securities trading and information handled by Supervised Persons of C&S. The law of insider trading is complicated and continuously developing. Individuals may be uncertain about the application of insider trading rules in some circumstances and any questions about insider trading rules should be addressed with the CCO. You must notify the CCO immediately if you have any reason to believe that insider trading has occurred or is about to occur.

2. Policy on Insider Trading

No person to whom these procedures apply may trade, either personally or on behalf of others (such as Client accounts managed by C&S), while in possession of material, nonpublic information, nor may any Supervised Person communicate material, nonpublic information to others in violation of the law.

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A. Who is an Insider?

Corporate insiders who possess material, nonpublic information about a corporation may be required either to disclose that information to the investing public or to refrain from passing such information along to others, trading in, or recommending the purchase or sale of the corporation’s securities. Similarly, as a general rule, those to whom corporate insiders “tip” material, nonpublic information must refrain from passing such information along to others, trading in, or recommending the corporation’s securities. In addition, under most circumstances, tipping or trading on material, nonpublic information about a tender offer may violate the rules of the SEC. Tipping may include spreading rumors about potential tender offers. For example, personnel may not pass along a rumor regarding a tender offer to those who are likely to trade on the information or further spread the rumor if the rumor emanated, directly or indirectly, from someone connected with the target, the offeror, or their respective officers, directors, partners, employees, or persons acting on their behalf, even if such information was inadvertently communicated.

B. What is Material Information?

The question of whether information is material is not always easily resolved. Generally, the courts have held that a fact is material if there is a substantial likelihood that a reasonable investor would consider the information “important” in making an investment decision. As such, material information would include information that would likely affect the market price of any securities, or which would likely be considered important by a reasonable investor in determining whether to buy, sell or hold such securities.

Examples of material information may include the following:

●	Significant dividend increases or decreases

●	Significant earnings information or estimates

●	Significant changes in earnings information or estimates previously released by a company

●	Significant expansion or curtailment of operations

●	Significant increases or declines in orders

●	Significant merger, acquisition, or divestiture proposals or agreements

●	Significant new products or discoveries

●	Extraordinary borrowing

●	Major litigation

●	Significant liquidity problems

●	Extraordinary management developments

●	Purchase or sale of substantial assets

●	Capital restructuring, such as exchange offers

●	Block and/or Restricted Securities transactions

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

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You should also be aware of the SEC’s position that the term “material, nonpublic information” relates not only to issuers but also to C&S’s securities recommendations and client securities holdings and transactions.

C. What is Nonpublic Information?

Information is “nonpublic” if it has not been disclosed generally to the investing public. Information is made public if it has been broadly disseminated and made available to the general public by publication in the newspapers or other media or if it has been the subject of a press release addressing the general investing public. However, information is not necessarily made public merely because such information is communicated through rumors or other unofficial statements in the marketplace.

D. Identifying Inside Information

Before executing any trade for yourself or others, including private accounts managed by C&S, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

●	Prior to taking any action, report the information and proposed trade immediately to the CCO;

●	Do not purchase or sell the securities on behalf of yourself or others, including private accounts managed by the Firm;

●	Do not communicate the information inside or outside the Firm, other than to the CCO or other designated person; and

●	After the CCO has reviewed the issue, the Firm will determine whether the information is material and nonpublic and, if so, what action the Firm will take.

You should consult with the CCO before taking any action or engaging in any transaction where inside information may have been provided. This degree of caution will protect you, our clients, and the Firm.

The CCO shall use the following reviews and procedures to detect any possible trading on inside information:

●	Review of the personal securities statements for all Supervised Persons and any related accounts;

●	Review of trading activity in Client accounts;

●	Investigation of any circumstances about any possible receipt, trading, or other use of inside information.

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CONFIDENTIAL INFORMATION

1.	General
In the course of investment advisory activities at C&S, the Firm gains access to nonpublic information about its clients. Such information may include the status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by C&S to clients, and data or analyses derived from such nonpublic personal information (collectively referred to as “Confidential Client Information”). All Confidential Client Information, whether relating to C&S’s current or former clients, is subject to C&S’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

All Supervised Persons must safeguard confidential information about clients, potential clients, and their accounts (including profit data, credit information, financial condition, and business transactions). In particular:

●	Caution and discretion are required in the discussion, use, and sharing of confidential information even within C&S. Such matters should not be discussed among Supervised Persons unless there is a valid business reason (e.g., a “need to know”) for doing so. All information regarding C&S’s clients is confidential. Information may only be disclosed when the disclosure is consistent with the Firm’s policy and/or the client’s direction. Information should only be shared as necessary to provide the service that the client requested or authorized, or to maintain and service the client’s account.

●	C&S will require that any financial intermediary, agent, or other service provider utilized by C&S (such as broker-dealers, custodians, back office service providers, or sub-advisors) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by C&S only for the performance of the specific service requested by C&S.

●	Requests for information or references regarding current or former clients and Supervised Persons should be referred to the CCO.

●	The disclosure of information concerning a potential, current, or former client is permitted only when it complies with applicable federal or state laws.

●	Inquiries for confidential information by tax authorities, law enforcement agencies, regulatory authorities, attorneys, or private parties shall not be responded to unless C&S has received either written consent of the individual, or the appropriate court order or subpoena, and release has been authorized under normal operational procedures. Please consult with, or inform, the CCO if you receive such a request.

●	Supervised Persons should avoid any discussion of confidential information or client relationships in public places.

●	All Supervised Persons are prohibited, either during or after the termination of their employment with C&S, from disclosing Confidential Client Information to any person or entity outside the Firm, including family members, except under the circumstances described above. Any Supervised Person who violates the non-disclosure policy described

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●	above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

2.	C&S Proprietary Information

C&S provides its Supervised Persons with access to its physical resources, electronic media, and proprietary information, as well as technology developed or used by C&S. Supervised Persons are responsible for the proper use of C&S’s physical resources, electronic media, proprietary information, and technology. Accordingly, Supervised Persons may not disseminate, sell, or otherwise use C&S’s physical resources, electronic media, proprietary information, or technology for their personal benefit or for the benefit of a third party. This restriction continues to apply after employment terminates, regardless of the reason for termination. C&S’s resources and electronic media may be used only for those activities that are directly related to C&S’s business or that have been approved in advance.

Supervised Persons should be aware that any product, program, or writing developed or produced by C&S’s Supervised Persons during job time, by using C&S’s facilities, or as a result of performing their job responsibilities, is the property of C&S.

Supervised Persons should take appropriate steps to protect all of C&S’s proprietary interests, both while employed by C&S and after employment with C&S. Further, copying any records for any purpose other than a necessary job-related activity is strictly prohibited. No C&S records, information, or copies thereof may be retained by an employee following termination of employment.

3.	Third Party Proprietary Information

Supervised Persons are responsible for using the patented, copyrighted, or other proprietary material or information (including software) of a third party in compliance with applicable provisions of any contract between C&S and the third party. C&S, as well as individual Supervised Persons, may be held liable for both civil damages and criminal penalties for copyright, trademark, or patent infringement and for any other illegal or improper use of another’s property. Supervised Persons should also be aware that other uses of third-party materials or information, such as the duplication of computer software and the downloading of data from information retrieval services (databases), may also require the owner’s permission. Thus, Supervised Persons may not use C&S’s technology resources to copy, retrieve, forward, or send copyrighted materials unless the employee has the author’s permission.

Supervised Persons are encouraged to consult their immediate supervisors or the CCO regarding the photocopying, duplication, reproduction, data downloading, or other use of proprietary material or information owned by a third party.

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4.	Security of Confidential Personal Information

C&S enforces the following policies and procedures to protect the security of Confidential Client Information:

●	The Firm restricts access to Confidential Client Information to those Supervised Persons who need to know such information to provide C&S’s services to clients;

●	Any Supervised Person who is authorized to have access to Confidential Client Information in connection with the performance of such person’s duties and responsibilities is required to keep such information in a secure compartment, file, or receptacle on a daily basis as of the close of each business day;

●	All electronic or computer files containing any Confidential Client Information may be password protected and secured with a firewall to prevent unauthorized persons;

●	Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by Supervised Persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations; and

●	Confidential information to be destroyed must be disposed of in a manner to reasonably safeguard any confidential information.

PERSONAL SECURITIES TRADING

1.	Trading in General

Each Supervised Person is expected to devote his or her workdays to serving the interests of clients and C&S. All Supervised Persons are required to follow reporting procedures below and shall disclose to C&S information on any Beneficial Ownership of Covered Securities [See Definitions Section] or other investments that may have an effect on the ability to make unbiased and objective recommendations.

2.	Beneficial Ownership

To determine whether a person has “Beneficial Ownership,” Supervised Persons are considered to have Beneficial Ownership of Securities if such Supervised Person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise have or share a direct or indirect “pecuniary interest” in such Securities.

A Supervised Person has a pecuniary interest in the Securities if such Supervised Person has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities.

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The following are examples of an indirect pecuniary interest in Securities:

●	Securities held by members of a Supervised Person’s immediate family sharing the same household; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these Securities will not provide such Supervised Person with any economic benefit.

●	Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

●	Supervised Person’s proportionate interests as a general partner in portfolio Securities held by a general or limited partnership.

●	Supervised Person’s interests as a manager-member in the Securities held by a limited liability company.

Supervised Persons do not have an indirect pecuniary interest in the portfolio Securities held by a corporation or similar entity in which you own securities if such Supervised Person is not a controlling shareholder of the entity and do not have or share investment control over the entity’s portfolio.

The following circumstances constitute Beneficial Ownership of Securities held by a trust by a Supervised Person:

●	If a Supervised Person is a trustee of the Trust and has a pecuniary interest in any holding or transaction in the issuer’s securities held by the Trust as well as if a Supervised Person is a trustee and members of such Supervised Person’s immediate family receive certain performance fees or a member of such Supervised Person’s immediate family is a beneficiary of the Trust.

●	If a Supervised Person is a beneficiary of a Trust and such Supervised Person (a) shares investment control with the trustee with respect to a trust transaction, the transaction shall be attributed to such Supervised Person as well as the trust, (b) has investment control with respect to a trust transaction without consultation with the trustee, the transaction shall be attributed to such Supervised Person and (c) such Supervised Person shall be deemed to have a pecuniary interest in the issuer’s securities held by a trust to the extent of such Supervised Person’s pro rata interest in the trust where the trustee does not exercise exclusive control. For instance, a Supervised Person who holds securities as a beneficiary of a trust over which he has investment discretion, such as a 401(k) or other participant-directed employee benefit plan, would be considered the beneficial owner of securities in the plan.

●	If a Supervised Person is a settlor of a trust and reserves the right to revoke the trust without the consent of another person, the trust holdings and transactions shall be attributed to you; provided, however, if the settlor does not exercise or share investment control over the issuer’s securities held by the trust, the trust holdings and transactions shall be attributed to the Trust instead of you as settlor.

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3.	Employee Trading

Every Supervised Person shall provide initial and annual holdings reports and quarterly transaction reports to the CCO, which must contain the information described below. In lieu of providing quarterly transaction reports with personal securities transaction information to the CCO, Supervised Persons are expected to arrange for their brokerage account(s) to be linked to MyRIA Compliance Electronic Trade Monitoring (“ETM”) System or send automatic duplicate brokerage account statements to the CCO, or to maintain their accounts with a brokerage firm with which C&S may have access to Supervised Persons’ personal account information.

A. Initial & Annual Holdings Reports

If you are a new Supervised Person, you must report no later than ten (10) days after you become a Supervised Person to the CCO the following information:

The title and type of security, ticker symbol or CUSIP number as appropriate, number of shares, and principal amount of each Covered Security in which the Supervised Person had any direct or indirect Beneficial Ownership when the person became a Supervised Person;

The name of any broker, dealer, trust company or bank with whom the Supervised Person maintained an account in which any Reportable Securities were held for the direct or indirect benefit of the Supervised Person as of the date the person became a Supervised Person*;

The date that the report is submitted.

*Note the report requires disclosure of the name of any broker-dealer, trust company or bank with which the Supervised Person has an account in which any Covered Securities are held for his or her direct or indirect benefit.

Each Supervised Person must submit annually thereafter a holdings report setting forth the above-specified information which must be current as of a date no more than forty-five (45) days before the report is submitted. The form used to report initial and annual personal holdings is set forth in the Appendix to this Code.

B. Quarterly Transaction Reports

Every Supervised Person must report to the CCO no later than thirty (30) days after the end of the calendar quarter, the following information:

●	With respect to any transaction during the quarter in a Covered Security in which the Supervised Person had any direct or indirect Beneficial Ownership:

○	The date of the transaction, the title, ticker symbol or CUSIP as appropriate, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

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○	The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

○	The price of the Covered Security at which the transaction was effected;

○	The name of the broker, dealer, or bank with or through which the transaction was effected; and

○	The date that the report is submitted by the Supervised Person.

●	With respect to any account established by the Supervised Person in which any Covered Securities were held during the quarter for the direct or indirect benefit of the Supervised Person:

○	The name of the broker, dealer, trust company or bank with which the Supervised Person established the account;

○	The date the account was established; and

○	The date that the report is submitted by the Supervised Person.

●	If a Supervised Person instructs all broker-dealers, who hold Covered Securities in which such Supervised Person has beneficial ownership, to provide duplicate account statements required under the above section to the CCO within the time period required for a Quarterly Transaction Report (i.e., within 30 days after the end of the applicable calendar quarter) and provides the information required in part b. above, then such Supervised Person need only represent on the Quarterly Transaction Report:

○	That he/she has directed all broker-dealers, trust companies who hold any Covered Securities in which such Supervised Person has beneficial ownership to send duplicate confirmations and account statements to the CCO;

○	The form of such confirmations, account statements, or records provided to C&S contains all the information required in a Quarterly Transaction Report; and

○	With respect to any account established during the applicable quarter in which the Supervised Person has beneficial ownership in Covered Securities, the information provided in accordance with part b. is true and accurate.

All Supervised Persons must link their personal accounts and those of their household members to the MyRia Compliance Electronic Trade Monitoring (ETM) system. This includes internally managed accounts as well as external accounts. There are no exceptions to this requirement. If Supervised Persons are having difficulties “linking” their personnel accounts with the ETM, the CCO needs to be informed immediately.

If a Supervised Person’s personal accounts(s) are not able to be linked due to the custodians’ internal processes, this must be communicated to the CCO for further instructions. If the CCO determines that an alternative method of providing this information is allowable. You may duplicate brokerage confirmations and account statements in lieu of submitting quarterly transaction reports, provided that the required information is contained in those confirmations and statements.

C. Restricted List

The Restricted List, when maintained, will be composed of companies whose Securities are subject to trading activity prohibitions. It is the policy of the Firm that all personnel shall strictly observe such prohibitions. Investment personnel will be primarily responsible for determining what public companies should be placed on or removed from the Restricted List and will communicate this information to the CCO. The Restricted List will be updated by the CCO to indicate companies, if any, subject to these restrictions. A security may be placed on the Restricted List for a number of reasons, including the possession of material non-public information; the company currently owns, is currently trading, or may be anticipating trading.

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Prior to a Supervised Person placing any personal security transaction, Supervised Persons must check the Restricted List to determine whether the security has been restricted. Under certain circumstances, the CCO may grant an exception to the Restricted List prohibition. In general, exceptions will be granted only when it can be shown that there is no reasonable possibility that the proposed transaction is being entered into based on any material non-public information possessed by the Firm or otherwise creates an actual or apparent conflict of interest. Any request for an exception to the restrictions imposed by the Restricted List must be directed to the CCO. A memorandum stating the basis for the exemption will be maintained in the Firm’s Records.

The CCO will disseminate the names of any securities added to the restricted list via email to all supervised persons. Supervised Persons are required to review these emails promptly to ensure compliance with the Firm’s trading policies and restrictions.

D. Pre-Trade Clearance of Transactions in Personal Accounts

A Supervised Person shall request pre-trade clearance through either an email request or via the MyRIA Compliance Electronic Trade Monitoring (“ETM”) System. The CCO will grant pre-trade clearance if he/she concludes the transaction would comply with the provisions of this Code and the Black-out period. In the CCO’s absence, Glenn Goldberg will provide pre-trade clearance.

The CCO must obtain the prior written approval (email) of the Firm’s designated personnel (Rob Raich or Rob Eising) before engaging in any transaction in Covered Securities as discussed below in his/her personal account.

Internal Accounts (accounts managed by the Firm/IMA):

Trades in Internal Accounts must go through the Firm’s trading desk(traders).

Same-Day Trading: Trades in Covered Securities within Internal Accounts may be executed on the same day as client trades provided the Supervised Persons trade does not negatively impact the client’s execution price. If it might negatively impact the client’s execution price, the Supervised Persons trade must occur outside the client’s trade.

External Accounts: (accounts not managed by the Firm):

All trades must be pre-cleared.

Same-Day Trading: Trades in Covered Securities within External Accounts must occur 1-day (Black-out Period) after client trades.

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ANY TRADE IN THE OPPOSITE DIRECTION OF CLIENT TRADES/POSITION MUST BE PRECLEARED (BOTH INTERNAL AND EXTERNAL).

For the avoidance of doubt, the blackout period is intended to only restrict personal trading by Supervised Persons. Nothing in this personal trading policy shall impede or restrict C&S in its discretion from trading for any client, managed accounts, or fund account at any time it sees fit, subject to limitations imposed under the securities laws and other regulations. Specifically, the blackout period that restricts Supervised Persons’ personal trading should not in any way limit or otherwise affect C&S’s trading for any client’s managed account.

ANY APPROVAL GIVEN UNDER THIS PARAGRAPH WILL REMAIN IN EFFECT ONLY FOR THE DAY THE APPROVAL IS GRANTED UNLESS SPECIFICALLY MENTIONED OTHERWISE.

Exception to Reporting Requirements:

A person need not make a report to the CCO under the Reporting Section above with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control. (For example, if Supervised Person makes an affirmative demonstration that control has been delegated to an independent third party, transactions effected pursuant to an automatic investment plan or that Supervised Person’s ownership involves a blind trust.) In addition, a person will not have to report a 401K plan account if they have no direct discretion other than selecting an investment strategy or target fund.

E. Pre-Clearance Required for Participation in IPOs and Private or Limited Offerings

No Supervised Person shall acquire any beneficial ownership in any securities in an Initial Public Offering or any securities in a limited offering or private placement for his or her account without the prior written approval of the CCO who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Supervised Person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Please note that any additional contributions or withdrawals need to be reported as well.

For avoidance of doubt, capital calls are not required to be reported.

F. Black-out Period

As stated above, any Supervised Person’s account that is an External Account must wait 1-day (Blackout Period) before initiating a trade when the Firm has executed a trade in the same name.

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G. Option Transactions

Supervised Persons are prohibited from purchasing options in their own accounts, unless pre-cleared by the CCO.

REPORTING VIOLATIONS & WHISTLEBLOWER PROVISIONS

Supervised Persons must report violations of the Firm’s Code promptly to the CCO. If the CCO is involved in the violation or is unreachable, Supervised Persons may report directly to the CCO’s supervisor or a Firm principal. Reports of violations will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Persons may report violations of the Code on an anonymous basis. Examples of violations that must be reported include (but are not limited to):

●	Noncompliance with applicable laws, rules, and regulations;

●	Fraud or illegal acts involving any aspect of the Firm’s business;

●	Material misstatements in regulatory filings, internal books and records, clients records or reports;

●	Activity that is harmful to clients, including fund shareholders;

●	Deviations from required controls and procedures that safeguard clients and the Firm; and

●	Violations of the Firm’s Code.

All reports will be treated confidentially to the fullest extent possible, and no retaliation will be tolerated against any employee who reports a violation in good faith.

Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.

If you violate this Code, you are subject to remedial actions, which may include, but are not limited to, a letter of reprimand, disgorgement of profits, imposition of a substantial fine, demotion, suspension, or termination.

SERVICE ON BOARDS OF DIRECTORS AND OUTSIDE BUSINESS ACTIVITIES

Service on Boards

Supervised Persons shall not serve on the board of directors of publicly traded companies absent prior authorization by the CCO. Any such approval may only be made if it is determined that such board service will be consistent with the interests of the clients and of the Firm, and that such person serving as a director will be isolated from those making investment decisions with respect to such company by appropriate procedures. A director of a private company may be required to resign, either immediately or at the end of the current term, if the company goes public during his or her term as director.

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Outside Business Activities

An outside business activity is any employment or compensation from any other person or entity as a result of a business activity, other than a passive investment, outside the scope of the relationship of a Supervised Person with Cannell & Spears. In general, a Supervised Person may not:

●	Accept employment with a company or engage in a business (including consulting and similar arrangements) that is competitive with our Firm, that does business with or is seeking to do business with our Firm, or that otherwise may conflict with the performance of his duties or our interests, unless approved in advance in writing by the CCO.

●	Serve as a director, manager, officer, or partner of any business organized for profit, except with the prior written approval of the CCO.

●	Accept fiduciary or other appointments that may conflict with the performance of his duties to the Firm or otherwise interfere with his employment or other relationship with the Firm.

Although not all outside business activities are required to be disclosed, all activities, whether for compensation or not, must be disclosed prior to the engagement to the CCO. The determination regarding disclosure on the Supervised Persons U4, or Firm’s ADV 2A will be ultimately determined by the CCO.

Uniform Applications for Securities Industry Registration or Transfer on Form U4 for Supervised Persons and the Firm brochure and brochure supplement may need to be updated for outside business activities. It is the responsibility of both relevant Supervised Person and the CCO to ensure that these documents are updated promptly in the event that updating is required.

Supervised Persons are encouraged to participate in organizations that are involved in charitable, educational, or community activities. While generally not in conflict with our Firm, any appointments that involve making or approving investment decisions for the organization, such as membership on an investment committee, should be reported promptly to the CCO.

Communications with the Media

C&S policy prohibits Supervised Persons from participating in any communication with the media including, but not limited to, conducting interviews with the media, writing newspaper or magazine articles, and making radio/TV appearances, without obtaining the approval of the CCO of the Firm. Supervised Persons are required to identify any such communications in which they participate.

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OBILGATIONS OF REGISTERED REPRESENTATIVES OF ACA FORESIDE

General Compliance: Supervised Persons who are registered representatives of ACA Foreside must adhere to ACA Foreside’s compliance policies and acknowledge their understanding of these rules.

Prohibited Activities:

●	No private securities transactions or outside business activities without prior written approval.

●	Cannot open securities accounts with other broker-dealers without prior written approval.

●	Cannot engage in securities marketing if barred or suspended by any regulatory authority.

●	No accepting investment funds from clients or potential clients.

●	Must not engage in other restricted activities as outlined in the ACA Foreside compliance manual.

Supervising Principal Responsibilities: The appointed supervising principal ensures compliance by training, maintaining records, monitoring activities, reviewing communications, resolving issues, enforcing policies, and implementing disciplinary actions.

FINRA Registration: ACA Foreside verifies the qualifications and background of candidates before FINRA registration. Representatives must provide accurate information on Forms U4 and keep it current.

Termination of Employment: ACA Foreside’s CCO will notify ACA Foreside compliance of any representative’s termination or resignation.

Ongoing Obligations: Supervised Persons must report certain outside activities and securities accounts, adhere to reporting requirements under our Code, and obtain prior approval for participating in IPOs or private placements.

Annual Compliance Meeting: Representatives must attend at least one compliance meeting annually to discuss supervisory and compliance matters.

Continuing Education: Representatives must complete both the regulatory element (administered by FINRA) and the firm element (developed by ACA Foreside) of ongoing training.

Private Securities Transactions: Representatives must obtain prior written notice and approval from ACA Foreside for any private securities transactions. If disapproved, they cannot participate in the transaction.

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INTERPRETATIONS AND EXCEPTIONS

Any questions regarding the applicability, meaning, or administration of this Code shall be referred by the person concerned in advance of any contemplated transaction to the CCO. Exemptions may be granted by such a person if, in his or her judgment, the fundamental obligation of the person involved is not compromised. The CCO shall request exemptions from an appropriate control person of C&S. The CCO personal securities transactions, outside business activities, and any other reportable events shall be reported to an appropriate management person.

CERTIFICATE OF RECEIPT AND COMPLIANCE

You are required to acknowledge receipt of your copy of this Code and to certify upon commencement of your employment or the effective date of this Code, whichever occurs later, and annually or upon amendment of the Code thereafter, that you have read and understand this Code and recognize that you are subject to this Code. Each certificate will also state that you have complied with the requirements of this Code during the prior year and, if appropriate, that you have disclosed, reported, or caused to be reported all transactions during the prior year in Covered Securities of which you had or acquired Beneficial Ownership. The certificate of receipt and compliance acknowledgment of receipt of this Code is included as an Appendix to the Policies and Procedures Manual.

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DEFINITIONS

“Access Persons” are any “Supervised Persons” who have access to nonpublic information regarding any clients’ purchase or sale of securities (or nonpublic information regarding the portfolio holdings of any reportable fund), or who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. While under the Investment Advisers Act, Access Persons and Supervised Persons are distinguishable, this Code makes no distinction between Access and Supervised Persons. Based on the size and configuration of our Firm, all Supervised Persons are considered Access Persons and shall be referred to as “Supervised Persons.”

“Advisers Act” means Investment Advisers Act of 1940.

“Adviser” means Cannell Spears (C&S)

“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder. In this regard, beneficial ownership will be deemed to exist if a person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares, a direct or indirect pecuniary interest in the securities (i.e., an opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities). Under this definition, an indirect pecuniary interest in securities generally includes, but is not limited to, securities held by members of a person’s immediate family sharing the same household provided, however, this presumption of beneficiary ownership may be rebutted, a person’s interests in securities held in certain trusts, a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership, a person’s right to receive dividends that is separated or separable from the underlying securities (otherwise a right to receive dividends alone shall not represent a pecuniary interest) and a person’s right to acquire securities through the exercise or conversion of any derivative security whether or not presently exercisable. A person will not be deemed to be the beneficial owner of portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio. See the “Personal Securities Transactions—Beneficial Ownership” below for a further discussion of the application of “Beneficial Ownership.”

“Client” means any natural persons or business entities for which C&S serves as an investment advisor.

“CCO” means any natural persons or business entities for which C&S serves as an investment advisor.

“External Account” means a Supervised Person’s account that is not managed by the Firm and is not traded at/ through the Firm.

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“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

“Internal Account” means a Supervised Person’s account that is managed by the Firm and has an Investment Management Agreement.

“Investment personnel” means any employee of the Firm or of any company in a control relationship to the Firm who, in connection with his or her functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities of clients.

“Limited Offering” shall mean an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933. This may include so-called hedge fund investments or generally investments in private securities.

I.	“Purchase or Sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

“Security” shall mean any note, stock, treasury stock, shares issued by registered open-end investment companies, exchange-traded funds, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security of the foregoing.

“Reportable Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing, except:

Direct obligations of the Government of the United States;

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Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

Shares issued by money market funds;

Shares issued by open-end funds other than reportable funds;

Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

“Covered Security” shall mean a Security as defined in item D above (in effect, all securities) except that it shall not include:

●	Direct obligations of the government of the United States, such as U.S. Treasury bonds;

●	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements;

●	Shares issued by money market funds;

●	Shares issued by unit investment trusts that are invested exclusively in unaffiliated mutual funds, such as variable insurance products; and

●	Shares issued by open-end funds, such as open-end mutual funds. Note that this exception only extends to open-end funds registered in the United States and does not include transactions and holdings in shares of both affiliated and unaffiliated closed-end funds, nor in offshore funds. These latter categories are both reportable.

●	Exchange Traded Funds.

“Security held or to be acquired” by a Client means (a) any Covered Security which (i) is or has been held by an Client or (ii) is being or has been considered by an Client or C&S for purchase by an Client; and (b) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in this Code.

“Supervised Persons” means directors, officers, and partners of the adviser (or other persons occupying a similar status or preforming similar functions) employees of the adviser, and any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control.

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THIS IS EXPECTED TO BE DONE ELECTRONICALLY WITH MyRIACOMPLIANCE

APPENDIX I

CANNELL & SPEARS
PERSONAL SECURITIES INITIAL & ANNUAL HOLDINGS REPORT

Each Supervised Person is to report initially (within 10 days of becoming a Supervised Person) and annually thereafter (no later than January 31st of each year) information about any security holdings in which you have a direct or indirect beneficial interest, including any personal, household, or family accounts and holdings or other accounts or holdings for which you have authority to trade or invest.

If an annual report, the information provided below must be current as of a date no more than 45 days before the report is submitted.

Instructions:

1.	Please complete all sections;

2.	Print, sign, and date the form;

3.	Return to the CCO; and

4.	Send before the deadline dates noted above.

Initial/Annual Holdings Information

●	I do not currently have any securities holdings.

●	I have attached statements of all securities holdings.

●	I have arranged for the Firm to receive automatic duplicate statements of securities transactions and holdings which meet the reporting requirements. The following are the accounts in which any Securities are held for my direct or indirect benefit:

NAME OF BROKER/DEALER, BANK OR ENTITY WITH THE ACCOUNT
ACCOUNT NAME

Additional Information

●	Do you have any (new) outside employment or business activity, including serving as a Director, Officer, Trustee, Member, Partner, or in any other capacity, for any other entity? YES ___ NO ___

If YES, Describe:

I certify that to the best of my knowledge this form and the attached statement(s) (if any) constitute all of the information required to be submitted under the Code of Cannell & Spears.

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Date:
Signature:
Print Name:

Return to CCO. Questions regarding this Form may be directed to the CCO.

Date Submitted to CCO: _________________
Reviewed by CCO:______________________

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THIS IS EXPECTED TO BE DONE ELECTRONICALLY WITH MyRIACOMPLIANCE

APPENDIX II

CANNELL & SPEARS

QUARTERLY SECURITIES TRANSACTION AND GIFT REPORT

FOR THE CALENDAR QUARTER ENDED [__________]

To: CCO

Instructions:

1.	Please complete Item A OR B

2.	Please complete Item C

3.	Please complete Item D

4.	Print, sign, and date the form;

5.	Return to the CCO; and

6.	Send before the deadline date noted below.

A. No reportable transactions.

OR

During the quarter referred to above, the following transactions were effected in Covered Securities of which I had, or by reason of such transactions acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Cannell & Spears.

SECURITY (INCLUDE FULL NAME OF ISSUER/TICKER SYMBOL OR CUSIP)
DATE OF TRANSACTION
INTEREST RATE AND MATURITY DATE (IF APPLICABLE)
NUMBER OF SHARES
PRINCIPAL AMOUNT OF TRANSACTION
NATURE OF TRANSACTION: (BUY/SELL)
PRICE AT WHICH TRANS- ACTION EFFECTED
BROKER/DEALER OR BANK EFFECTED THROUGH:

B.
In lieu of the information required under A above, I represent that I have given instructions to each broker-dealer who holds Securities in which I have beneficial ownership to provide duplicate trade confirmations and/or brokerage account statements to C&S and together with any new accounts listed under C below, such transactions represent all transactions which must be reported pursuant to the Code.

C.
During the quarter referred to above, I established the following accounts in which any Securities were held during the quarter for my direct or indirect benefit:

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NAME OF BROKER/DEALER, BANK OR ENTITY WITH THE ACCOUNT
DATE ACCOUNT WAS ESTABLISHED
OR N/A

D.
Have you been the recipient of any gifts, business meals, sporting events, or other business entertainment from anyone doing business with the Firm with a value in excess of $500 per gift or event?
YES ___ NO ___
If YES, Describe:

This report is to be signed, dated, and returned within thirty (30) days of the end of the calendar quarter. Your signature also certifies compliance with the “Gifts and Entertainment” provisions of the Code, including reporting requirements.

Signature:_______________________
Printed name:____________________
Date:_____________

Questions regarding this form may be directed to the CCO.

Date Submitted to CCO: _________________
Reviewed by CCO:______________________

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